UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2025

Carlyle Credit Income Fund
(Exact name of registrant as specified in its charter)

Delaware	811-22554	45-2904236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vanderbilt Avenue, Suite 3400
New York, New York 10017
(Address of Principal Executive Offices, Zip Code)
(212) 813-4900
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	CCIF	New York Stock Exchange
Preferred Shares	CCIA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement.
On July 11, 2025, Carlyle Credit Income Fund (the “Fund”), as borrower, entered into a credit agreement (the “Credit Agreement”) to enable the Fund to borrow for general corporate purposes and any other purpose as permitted under the Fund’s organizational documents. The Credit Agreement provides for loans to be made in U.S. dollars up to an aggregate amount of $30 million (the “Maximum Commitment”), with an “accordion” feature that allows the Fund, under certain circumstances, to increase the size of the facility up to a maximum of $50 million. Each loan under the Credit Agreement accrues interest at an annual rate equal to a reference rate (either the Secured Overnight Financing Rate or the U.S. Prime Rate, as applicable) plus 3.25%.
The Credit Agreement also contains customary covenants that, among other things, limit the Fund’s ability to incur additional debt, incur certain types of liens, make certain distributions, and engage in certain transactions, including mergers and consolidations. The Fund’s ability to borrow under the Credit Agreement is also subject to the limitations of the 1940 Act and various other conditions.
Item 2.03 - Entry into a Material Definitive Agreement.
The information included under Item 1.01 above regarding the Credit Agreement is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARLYLE CREDIT INCOME FUND
(Registrant)

Dated: July 15, 2025	By:	/s/ Nelson Joseph
Name: Nelson Joseph
Title: Principal Financial Officer